Exhibit 99.1

GeoMet Announces Transfer of Listings

To The NASDAQ Capital Market

Houston, Texas — May 11, 2012 - GeoMet, Inc. (NASDAQ: GMET and GMETP) (the “Company”) announced today that its application to transfer the listing of its common stock and preferred stock from The NASDAQ Global Market to The NASDAQ Capital Market has been approved by NASDAQ. The transfers will be effective at the opening of business on May 14, 2012.  The Company’s common stock and preferred stock will continue to trade under the symbols “GMET” and “GMETP”, respectively.

The Company has been advised by NASDAQ that it has until August, 1, 2012 to regain compliance with the minimum bid price rule for its common stock while listed on The NASDAQ Capital Market. On, or prior to this date, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of ten (10) consecutive business days.  If compliance is not regained, and the Company does not receive an extension of the deadline for compliance, the Company’s common and preferred shares will be subject to delisting.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Careful consideration should be given to the risk factors and other cautionary statements included in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in Alabama, West Virginia and Virginia. We also control non-producing coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.